Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Crescent Biopharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, $0.001 par value per share	Rule 457(h)(2)	2,345,962(3)	$12.63(2)	$29,629,500.06	0.0001381	$4,091.83
Equity	Ordinary shares, $0.001 par value per share	Rule 457(h)(2)	195,497(4)	$12.63(2)	$2,469,127.11	0.0001381	$340.99
Equity	Ordinary shares, $0.001 par value per share	Rule 457(h)(5)	3,684,330(6)	$7.90(5)	$29,106,207.00	0.0001381	$4,019.57
Equity	Ordinary shares, $0.001 par value per share	Rule 457(h)(2)	1,250,000(7)	$12.63(2)	$15,787,500.00	0.0001381	$2,180.25
Total Offering Amounts					$76,992,334.17		$10,632.64
Total Fee Offsets							—
Net Fee Due							$10,632.64

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares, par value $0.001 per share (the “Shares”) of Crescent Biopharma, Inc. (the “Registrant”) that become issuable under the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (the “2025 Plan”), the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), the Crescent Biopharma, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), and the Crescent Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding ordinary shares.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Shares, as quoted on The Nasdaq Global Market, on October 31, 2025.
(3)Represents the Shares issuable under the 2025 Plan.
(4)Represents the Shares issuable under the ESPP.
(5)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and based on the weighted average exercise price of the outstanding options under the 2024 Plan (the “Assumed Options”) of $7.90, which options were assumed by the Registrant and converted into stock options to purchase Shares in connection with the consummation of the business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 28, 2024 and amended as of February 14, 2025 and April 28, 2025, by and among the Registrant, Gemini Merger Sub Corp., Gemini Merger Sub II, LLC and Crescent Biopharma Operating Company, LLC (formerly known as Crescent Biopharma, Inc.).
(6)Represents the Shares issuable under the Assumed Options.
(7)Represents the Shares issuable under the Inducement Plan.